As filed with the Securities and Exchange Commission on March 12, 2012

Registration No. 333-136802

Registration No. 333-137268

Registration No. 333-144695

Registration No. 333-154732

Registration No. 333-155996

Registration No. 333-160130

Registration No. 333-160888

Registration No. 333-162541

Registration No. 333-170537

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To

Form S-3 REGISTRATION STATEMENT NO. 333-136802

Form S-3 REGISTRATION STATEMENT NO. 333-137268

Form S-3 REGISTRATION STATEMENT NO. 333-144695

Form S-3 REGISTRATION STATEMENT NO. 333-154732

Form S-3 REGISTRATION STATEMENT NO. 333-155996

Form S-3 REGISTRATION STATEMENT NO. 333-160130

Form S-3 REGISTRATION STATEMENT NO. 333-160888

Form S-3 REGISTRATION STATEMENT NO. 333-162541

Form S-3 REGISTRATION STATEMENT NO. 333-170537

UNDER

THE SECURITIES ACT OF 1933

MICROMET, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2243564
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

9201 Corporate Boulevard, Suite 400

Rockville, Maryland 20850

(240) 752-1420

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

David J. Scott, Esq.

Senior Vice President, General Counsel and Secretary

Micromet, Inc.

c/o Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320-1799

(805) 447-1000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with a copy to:

Frank J. Aquila, Esq.

Eric M. Krautheimer, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10044

(212) 558-4000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 listed above shall become effective in accordance with Section 8(c) of the Securities Act of 1933 on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(c), may determine.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by Micromet, Inc. (the “Company”) on Form S-3 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-136802, originally filed with the Securities and Exchange Commission (“SEC”) on August 22, 2004;

•	Registration Statement No. 333-137268, originally filed with the SEC on September 13, 2006;

•	Registration Statement No. 333-144695, originally filed with the SEC on July 19, 2007;

•	Registration Statement No. 333-154732, originally filed with the SEC on October 24, 2008;

•	Registration Statement No. 333-155996, originally filed with the SEC on December 8, 2008;

•	Registration Statement No. 333-160130, originally filed with the SEC on June 19, 2009;

•	Registration Statement No. 333-162541, originally filed with the SEC on July 30, 2009; and

•	Registration Statement No. 333-170537, originally filed with the SEC on November 10, 2010.

The Company is filing this Post-Effective Amendment No. 1 to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statements.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 25, 2012, by and among the Company, Amgen Inc., a Delaware corporation (“Amgen”), and Armstrong Acquisition Corp., a former Delaware corporation and wholly owned subsidiary of Amgen (“Merger Sub”), on March 7, 2012, Merger Sub merged with and into the Company (the “Merger”). Pursuant to the terms of the Merger Agreement, each share of the Company’s common stock, par value $0.00004 per Share (the “Shares”), issued outstanding immediately prior to the effective time of the Merger ceased to be issued and outstanding and (other than Shares then owned by Amgen, Micromet or any of their wholly owned subsidiaries and Shares that are held by stockholders who properly demand appraisal in connection with the Merger) were converted into the right to receive $11.00 in cash, without interest, less any applicable withholding taxes. As a result of the Merger, the Company became a wholly owned subsidiary of Amgen.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Thousand Oaks, state of California, on this March 12, 2012.

MICROMET, INC.

/S/ DAVID J. SCOTT
Name:	David J. Scott
Title:	Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ SEAN E. HARPER Sean E. Harper	President, Chief Executive Officer and Director (Principal Executive Officer)	March 12, 2012

/S/ JONATHAN M. PEACOCK Jonathan M. Peacock	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	March 12, 2012

/S/ DAVID J. SCOTT David J. Scott	Director	March 12, 2012